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Pricing Supplement No. 13 dated September 19, 1997              Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                     File No. 333-05701
Prospectus Supplement dated August 7, 1997)


                                 ADVANTA CORP.
                    VALUE NOTES (SM), SERIES A - FIXED RATE

==============================================================================
Cusip No.: 00757GAN9                                   Interest Rate: 7.00%
Aggregate Principal Amount: $280,000                   Maturity Date:  9/24/99
Total Agents' Discount or Commission: $2,100           Issue Date:  9/24/97
Net Proceeds to Issuer:  $277,900                      Trade Date:  9/19/97
==============================================================================

=================================================================================================
                                                               Agent's Discount    Net Proceeds
              Name of Agent                Principal Amount     or Commission       to Issuer
-------------------------------------------------------------------------------------------------
 Legg Mason Wood Walker, Incorporated         $ 10,000            $   75              $   9,925
-------------------------------------------------------------------------------------------------
 Sage Rutty & Co.                             $ 90,000            $  675              $  89,325
-------------------------------------------------------------------------------------------------
 Dain Bosworth, Inc.                          $180,000            $1,350              $ 178,650
=================================================================================================

Interest Payment Dates:  October 15, 1997 and the 15th day of each succeeding calendar month thereafter through and including August 15, 1999 and on the Maturity Date.

Day Count Convention:

         [X]     30/360 for the period from 9/24/97 to 9/23/99.

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity
                 Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Form:    [X]     Book Entry

Agent acting in the capacity as indicated below:

         [X]     Agent                                      [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.





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[X]      Other Provisions:      Agent:  Dain Bosworth, Inc.


[ ]      PaineWebber Incorporated

                     [X]     Legg Mason Wood Walker, Incorporated

                                                    [X]     Sage Rutty & Co.